Exhibit 99.1

Zynga Zynga Q1 2018 Earnings Highlights STRENGTH IN MOBILE REVENUE & BOOKINGS Mobile Revenue = $182.6M Q1 2018 = +13% Y/Y Mobile Bookings = $193.4M Q1 2018 = +10% Y/Y $176M $162M Q1’17 $182M $180M Q2’17 $187M $194M Q3’17 $197M $204M Q4’17 $193M $183M Q1’18 Mobile Revenue Mobile Bookings CONTINUED GROWTH IN OUR FOREVER FRANCHISES Words With Friends W 2 Mobile Revenue +18% Y/Y Mobile Bookings +32% Y/Y CSR Racing 2 CSR2 Mobile Revenue +2% Y/Y Mobile Bookings +25% Y/Y Zynga Poker Mobile Revenue +13% Y/Y Mobile Bookings +7% Y/Y BEST MOBILE AUDIENCE IN +4 YEARS 23M Mobile DAUs +24% Y/Y 82M Mobile MAUs +30% Y/Y NET INCOME $5.6M +$15.1M Y/Y

ZYNGA – Q1 2018 QUARTERLY EARNINGS LETTER

May 2, 2018

Dear Shareholders,

We look forward to discussing our Q1 2018 results during today’s earnings call at 2:30 p.m. PT. Below, you’ll find our quarterly earnings letter detailing our Q1 performance, as well as our outlook for Q2 and growth opportunities for 2018 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform their decisions.

HIGHLIGHTS

We had a great start to 2018, outperforming guidance in the quarter across all key financial measures and delivering our highest mobile audience in over four years. We are pleased with the player engagement we’re seeing across our forever franchises – CSR2, Words With Friends and Zynga Poker – and continue to make strong progress towards our near-term margin goals.

Before we discuss our Q1 performance, we would like to announce that our founder, Mark Pincus, has converted all of his high voting shares into the company’s Class A common stock. This decision enables Zynga to simplify its stock structure by moving from a multi-class to a single class structure. Mark’s share conversion establishes voting rights parity for all Zynga shareholders and reduces his overall voting rights in Zynga from approximately 70% to approximately 10%, with no change in his underlying economic interest. In addition, Mark will serve on Zynga’s Board of Directors as non-executive Chairman, effective immediately. Our management team welcomes this significant vote of confidence from Mark in the work we’ve done turning around the company to-date, as well as the progress we’re making in our growth strategy.

Q1 Highlights:

•	Strong performance driven by our mobile live services and continued focus on cost management.
•

Mobile revenue was up 13% year-over-year and mobile bookings were up 10% year-over-year, driven primarily by the continued strength of our live services and the first full quarter contribution from our Casual Cards acquisition in mid-December.

•	Words With Friends – Mobile revenue up 18% year-over-year and mobile bookings up 32% year-over-year.
•	CSR2 – Mobile revenue up 2% year-over-year and mobile bookings up 25% year-over-year.
•	Zynga Poker – Mobile revenue up 13% year-over-year and mobile bookings up 7% year-over-year.
•	Delivered our highest mobile audience in over four years, with 23 million average daily active users (DAUs) in Q1, up 24% year-over-year.
•

Improved our operating leverage with GAAP operating expenses at 65% of revenue, down from 71% of revenue in Q1 2017. Non-GAAP operating expenses were 55% of bookings, down from 58% of bookings a year ago.

•	Increased profitability year-over-year as we progress towards our near-term margin goals.
•

Today, we are announcing a new $200 million share repurchase program. This follows the completion of our existing $200 million repurchase program, through which we repurchased 67 million shares at an average price of $2.99 per share.

EXECUTIVE SUMMARY

(in millions)	Q1'18 Actuals	Q1'17 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q1'18 Guidance	Variance $ (Guidance)	Variance % (Guidance)
Revenue	$208.2	$194.3	$13.9	7%	$200.0	$8.2	4%
Net income (loss)	$5.6	$(9.5)	$15.1	NM	$(5.0)	$10.6	NM

Bookings	$219.5	$207.4	$12.1	6%	$210.0	$9.5	5%
Adjusted EBITDA (1)	$26.6	$16.7	$9.9	59%	$20.0	$6.6	33%

Net release of (increase in) deferred revenue (2)	$(11.3)	$(13.1)	$1.8	(14)%	$(10.0)	$(1.3)	12%

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

In Q1, revenue was $208.2 million, above our guidance by $8.2 million and up $13.9 million or 7% year-over-year. Bookings were $219.5 million – beating our guidance by $9.5 million and up $12.1 million or 6% year-over-year. We achieved net income of $5.6 million, $10.6 million above our guidance and an improvement of $15.1 million year-over-year. Our Adjusted EBITDA was $26.6 million, above our guidance by $6.6 million, and an increase of $9.9 million year-over-year. We had a net increase in deferred revenue of $11.3 million versus our guidance of a net increase of $10.0 million and a net increase of $13.1 million in the prior year quarter. The year-over-year difference in change in deferred revenue accounted for $1.8 million of the year-over-year increase in revenue, net income and Adjusted EBITDA. We had a use of operating cash flow of $3.9 million in the quarter versus a use of operating cash flow of $4.7 million in Q1 2017.

In Q1, mobile revenue was up 13% year-over-year and mobile bookings were up 10% year-over-year. Mobile represents 88% of our total revenue and total bookings. Mobile online game – or mobile user pay – revenue was up 10% year-over-year, and mobile user pay bookings were up 7% year-over-year, driven by our forever franchises that collectively delivered double-digit year-over-year growth. We significantly increased our mobile audience from 18 million average DAUs in Q1 2017 to 23 million average DAUs in Q1 2018, up 24% year-over-year driven primarily by our Casual Cards acquisition and new audiences we’ve attracted on mobile chat platforms. This represented Zynga’s highest mobile average DAUs in over four years. Mobile average MAUs are also up, from 63 million in Q1 2017 to 82 million this quarter, representing an increase of 30% year-over-year.

Our strong performance in the quarter was driven by our mobile live services – in particular our Words With Friends, CSR2 and Zynga Poker forever franchises – as well as a full quarter contribution from our Casual Cards acquisition.

Following the successful Q4 launch of our new sequel, Words With Friends 2, we had a particularly strong Q1 for Words With Friends with mobile revenue up 18% year-over-year and mobile bookings up 32% year-over-year. We’re pleased with how Words With Friends has engaged existing players and captured the attention of new and lapsed players, increasing mobile average DAUs by 8% year-over-year. New features we introduced with the launch of the game, such as Solo Challenge and Lightning Round, have driven improved player engagement, with average moves per DAU up more than 20% year-over-year. We’re also encouraged by the continued engagement we’re seeing from our players around boost features like Tile Swap, Hindsight and Word Radar, which allow our players to enhance their gaming experience with friends and family. These boosts – in addition to other new features we’ve introduced in Words With Friends 2 – have delivered players more value and more ways to play their favorite word game, while also enabling us to expand the monetization potential of Words With Friends beyond in-game advertising.

Turning to CSR2, mobile revenue was up 2% year-over-year and mobile bookings were up 25% year-over-year. Our positive performance in the quarter was due to continued live services innovation through bold beats and deepened auto manufacturer partnerships that appeal to our global racing fans. Last quarter, we continued working with Universal Brand Development to license the hugely popular Fast & Furious, releasing a new event series in CSR2 that gives players the opportunity to acquire the most in-demand cars in the history of this blockbuster franchise. Additionally, as part of our commitment to bring authentic racing experiences to fans, in Q1 we worked with Lamborghini to debut the new Huracán Performante Spyder and Lamborghini Urus in CSR2. Both unveils were timed with the real-world launches of these supercars at the 2018 Geneva International Motor Show.

In Social Casino, we continue to see impressive growth milestones with Zynga Poker, which had a strong start to the year with mobile revenue up 13% year-over-year and mobile bookings up 7% year-over-year. Q1 also marked the first full quarter contribution from our Casual Cards acquisition. Our new Casual Cards team in Istanbul has been meeting our expectations and we’re pleased with their successful integration into our publishing and studio operations. Looking ahead, this talented Zynga Turkey team will continue to focus on delivering fun, world-class experiences to our Casual Cards players through new content and innovative bold beats over the coming quarters. Looking more broadly across our Social Casino portfolio, our Social Slots portfolio’s mobile revenue was down 4% year-over-year and mobile bookings were flat year-over-year. Our Hit It Rich! Slots and Wizard of Oz Slots games delivered strong year-over-year mobile revenue and mobile bookings growth, offset by declines in other titles in the portfolio. Overall, we were pleased to see the Social Slots portfolio deliver its best quarterly monetization in franchise history as the team introduced new features and licensed content to players that deepened their engagement.

In Q1, we continued to make substantial improvements in sharpening our operating model. We delivered GAAP operating expenses at 65% of revenue – down from 71% of revenue in Q1 2017 – and non-GAAP operating expenses at 55% of bookings – down from 58% of bookings a year ago.

All of the above contributed to achieving $5.6 million of net income, up $15.1 million year-over-year. We’re proud of the progress we made in growing the company and are well on our way to achieving our near-term margin goals later this year.

Looking ahead, we expect to grow Zynga in four ways: (1) Delivering growth in our live services, (2) Building new games with the goal of creating forever franchises, (3) Investing in new emerging mobile technologies and (4) Exploring M&A opportunities that will enhance our growth potential.

We believe we can continue to grow our live services, anchored by our forever franchises, through continued investment in bold beats aimed at enhancing player engagement. CSR2, which celebrates its two-year anniversary in June, has several bold beats planned in Q2. Last week, we announced a partnership with BMW for the launch of the new BMW M2 Competition in CSR2, giving players the opportunity to virtually race this high-performance car before it appears on real-world roads. We’ll also be commemorating Porsche’s 70th anniversary, partnering exclusively with the iconic brand to celebrate its sports cars through unique in-game events for our players. In Zynga Poker, we’ll be introducing new competitive features as we prepare for the introduction of our World Poker Tour tournament experience in the second half of the year. Also, in Words With Friends 2, we’ve begun rolling out a new Streaks feature that increases the social competition in the game for players.

Looking at our new game creation, we have titles in development in the Action Strategy, Casual, Invest Express and Social Casino categories. We expect to launch new titles in some or all of these categories beginning in the second half of 2018 and continuing into 2019 and beyond. Today, we’re excited to share that we have entered into soft launch with a new Casual mobile game – Willy Wonka’s Sweet Adventure – that combines Match-3 and Builder mechanics to innovate within the popular Match-3 genre. The game leverages our existing multi-year licensing deal with Warner Bros. Interactive Entertainment for Willy Wonka and the Chocolate Factory, bringing a new experience to our Casual gaming audience.

In terms of emerging platforms, we’re continuing to innovate and engage with new audiences on mobile chat platforms. While we don’t expect monetization to have a meaningful impact in 2018, we see a big opportunity to make social gaming more accessible. Our approach is to move fast and apply proven mechanics, simple design and lightweight tech to iterate quickly and determine what’s striking a chord with players. We’re pleased with the progress we’re making on Facebook – particularly our Words With Friends for Facebook Instant Games experience.

Finally, we intend to use the strength of our balance sheet and positive cash flow from operations to evaluate M&A opportunities that will enhance our growth potential. We’ll continue to take a diligent approach towards any potential transactions, prioritizing opportunities that are accretive to our near-term margin goals and that create shareholder value.

Q1 PERFORMANCE OVERVIEW

Q1 Financial Highlights

•	Revenue of $208.2 million; above our guidance and up 7% year-over-year.
•	GAAP operating expenses of $134.9 million; down 2% year-over-year.
•	Net income of $5.6 million; $10.6 million above our guidance and an improvement of $15.1 million year-over-year.
•

Net increase in deferred revenue of $11.3 million; versus our guidance of a net increase in deferred revenue of $10.0 million. This increase in deferred revenue was primarily driven by the first full quarter of bookings contribution from our Casual Cards acquisition.

•	Bookings of $219.5 million; above our guidance and up 6% year-over-year.
•	Non-GAAP operating expenses of $120.3 million; down 1% year-over-year.
•	Adjusted EBITDA of $26.6 million; above our guidance and an increase of $9.9 million year-over-year.
•	Use of operating cash flow of $3.9 million; an improvement of $0.8 million year-over-year.

Q1 Mobile Highlights

•	Mobile revenue of $182.6 million; up 13% year-over-year.
•	Mobile bookings of $193.4 million; up 10% year-over-year.
•	Mobile average DAUs of 23 million; up 24% year-over-year.
•	Mobile user pay revenue was up 10% year-over-year, and mobile user pay bookings were up 7% year-over-year.

Q1 Advertising Highlights

•	Advertising revenue of $44.8 million and advertising bookings of $45.1 million were up 12% and 10% year-over-year, respectively.
•	Advertising represented 22% of total revenue and 21% of total bookings as compared to 21% of total revenue and 20% of total bookings in Q1 2017.
•	We expect the mobile advertising market to continue to be highly competitive and price sensitive. We remain focused on growing our advertising inventory and optimizing our product offerings.

Q1 Player Metrics (users and payers in millions)

	Three Months Ended
	March 31,	December 31,	March 31,	Q1'18	Q1'18
	2018	2017	2017	Q/Q	Y/Y
Average daily active users (DAUs) (1)	25	22	21	18%	22%
Average mobile DAUs (1)	23	20	18	17%	24%
Average web DAUs (1)	2	2	3	27%	4%

Average monthly active user (MAUs) (1)	94	86	72	9%	31%
Average mobile MAUs (1)	82	76	63	7%	30%
Average web MAUs (1)	12	10	9	26%	35%

Average daily bookings per average DAU (ABPU)	$0.096	$0.113	$0.107	(15)%	(11)%
Average monthly unique users (MUUs) (2)	51	49	56	4%	(7)%
Average monthly unique payers (MUPs) (2)	1.2	1.2	1.3	0%	(9)%
Payer conversion (2)	2.3%	2.4%	2.3%	(4)%	(2)%

(1)

We do not have the third party network login data to link an individual who has played under multiple user accounts and accordingly, actual DAU and MAU may be lower than reported due to the potential duplication of these individuals. Specifically, for the first quarter of 2018 and fourth quarter of 2017, DAUs and MAUs incrementally include Daily Celebrity Crossword, Solitaire, our Facebook Instant Games and casual card games acquired in December 2017; for the first quarter of 2017, DAUs and MAUs incrementally include Daily Celebrity Crossword, Solitaire and our Facebook Instant Games.

(2)

For the first quarter of 2018 and fourth quarter of 2017, MUUs and MUPs exclude Daily Celebrity Crossword, Solitaire, our Facebook Instant Games and casual card games acquired in December 2017. For the first quarter of 2017, MUUs and MUPs exclude Daily Celebrity Crossword, Solitaire and our Facebook Instant Games. These games are excluded to avoid potential double counting of MUUs and MUPs as our systems are unable to distinguish whether a player of these games is also a player of the Company’s other games during the applicable time periods.

SHARE REPURCHASE

Today, we’re announcing a new $200 million share repurchase program. This follows the completion of our existing $200 million repurchase program, through which we repurchased 67 million shares at an average price of $2.99 per share. Share repurchase programs are a part of our ongoing capital allocation strategy as we continue to look for opportunities to deliver long-term shareholder value.

FINANCIAL GUIDANCE

Q2 Guidance

•	Revenue of $208 million
•	Net increase in deferred revenue of $10 million
•	Bookings of $218 million
•	Net income of $1 million
•	Adjusted EBITDA of $27 million

We expect Q2 to be similar in profile to the performance we delivered in Q1, driven primarily by live services and our planned cadence of bold beats. We anticipate our year-over-year growth to benefit from a full quarter contribution from our Casual Cards acquisition, and low double-digit growth collectively across CSR2, our Social Slots portfolio, Words With Friends and Zynga Poker. This growth will be partially offset by declines in web and older mobile games. We expect our gross margins and our operating expenses to be broadly in-line with Q1.

We continue to believe that our financial performance in 2018 will broadly follow the financial themes we outlined in our Q4 2017 Quarterly Earnings Letter. In particular, we remain on-track to deliver low double-digit growth in mobile bookings and expect live services to deliver more than 95% of our revenue and bookings. Our performance and execution over the past quarter gives us confidence in our ability to continue to grow Zynga. The company remains on track to achieving its near-term margin goals and is committed to delivering margins in-line with its peers over the long term.

In summary, we’re proud of the way we started 2018 and are confident in our performance and execution ability in the year ahead. We’re excited about how we’re executing against our growth strategy as we continue to prioritize delivering value to our players, employees and investors.

Sincerely,

Frank Gibeau	Ger Griffin
Chief Executive Officer	Chief Financial Officer

CONTACTS

Rebecca Lau
Director, Investor Relations & Corporate Finance
relau@zynga.com

Dani Dudeck
Chief Communications Officer
dani@zynga.com

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements, including those statements relating to our outlook for the second quarter under the heading "FINANCIAL GUIDANCE" and for the full year 2018 (incorporated from our Q4 earnings letter filed with the SEC on February 7, 2018 under the heading “2018 FINANCIAL THEMES” and "FINANCIAL GUIDANCE") and statements relating to, among other things: our operational performance and progress in our turnaround; our operational strategy, including our focus on live services, growth projections relating to our mobile forever franchises, including our ability to enhance the monetization potential of our games; our continued investment in game innovations; our plans to acquire additional games and IP assets, such as our continued license of the Fast & Furious brand; our partnership with the World Poker Tour (WPT), including the development, launch and success of future game features; our ability to successfully launch new games and enhance existing games; the success of new product and feature launches and other special events; the prospect of emerging game platforms and features, such as chat, augmented reality and next generation wireless networks; our expectations regarding the advertising market, including anticipated trends in that market; our expectations in the mobile game industry, including anticipated trends in that market; our performance expectations regarding our legacy portfolio of web and older mobile games; our share repurchase program and capital allocation strategy; and our ability to achieve financial projections, including revenue, bookings, income and margin goals.

Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. We assume no obligation and do not intend to update these estimates prior to filing our Quarterly Report on Form 10-Q.

NON-GAAP FINANCIAL MEASURES

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, impairment of intangible assets, legal settlements and restructuring expense;

•	Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$361,581	$372,870
Short-term investments	273,850	308,506
Accounts receivable, net of allowance of $0 at March 31, 2018 and December 31, 2017	92,769	103,677
Restricted cash	7	12,807
Prepaid expenses	26,012	24,253
Other current assets	10,073	8,837
Total current assets	764,292	830,950
Goodwill	751,830	730,464
Intangible assets, net	59,792	64,258
Property and equipment, net	264,580	266,589
Restricted cash	10,000	20,000
Prepaid expenses	23,022	23,821
Other non-current assets	45,495	43,251
Total assets	$1,919,011	$1,979,333
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,125	$18,938
Income tax payable	1,847	6,677
Deferred revenue	140,021	134,007
Other current liabilities	79,878	123,089
Total current liabilities	232,871	282,711
Deferred revenue	1,770	568
Deferred tax liabilities, net	6,438	5,902
Other non-current liabilities	34,067	48,912
Total liabilities	275,146	338,093
Stockholders’ equity:
Common stock and additional paid-in capital	3,443,929	3,426,505
Accumulated other comprehensive income (loss)	(70,390)	(93,497)
Accumulated deficit	(1,729,674)	(1,691,768)
Total stockholders’ equity	1,643,865	1,641,240
Total liabilities and stockholders’ equity	$1,919,011	$1,979,333

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenue:
Online game	$161,553	$173,114	$153,481
Advertising and other	46,679	60,166	40,803
Total revenue	208,232	233,280	194,284
Costs and expenses:
Cost of revenue	69,042	64,015	64,877
Research and development	60,825	61,229	69,202
Sales and marketing	50,855	60,265	46,620
General and administrative	23,253	38,711	22,565
Total costs and expenses	203,975	224,220	203,264
Income (loss) from operations	4,257	9,060	(8,980)
Interest income	1,810	1,761	937
Other income (expense), net	3,401	2,319	1,436
Income (loss) before income taxes	9,468	13,140	(6,607)
Provision for (benefit from) income taxes	3,859	211	2,867
Net income (loss)	$5,609	$12,929	$(9,474)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$0.01	$(0.01)
Diluted	$0.01	$0.01	$(0.01)

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	869,627	870,137	875,712
Diluted	893,774	898,410	875,712

Stock-based compensation expense included in the above line items:
Cost of revenue	$431	$413	$619
Research and development	8,625	9,883	11,713
Sales and marketing	1,836	1,852	1,787
General and administrative	3,221	3,021	3,407
Total stock-based compensation expense	$14,113	$15,169	$17,526

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017 (As Adjusted)(1)	March 31, 2017 (As Adjusted)(1)
Cash flows from operating activities:
Net income (loss)	$5,609	$12,929	$(9,474)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,731	6,405	8,881
Stock-based compensation expense	14,113	15,169	17,526
(Gain) loss from foreign currency, sales of investments, assets and other, net	1,951	(34)	38
Accretion and amortization on marketable debt securities	(549)	(464)	—
Change in deferred income taxes and other	1,322	(443)	1,075
Changes in operating assets and liabilities:
Accounts receivable, net	10,682	(14,267)	(8,964)
Other assets	(4,786)	(8,483)	(5,903)
Accounts payable	(9,574)	2,346	(8,802)
Deferred revenue	11,234	(9,494)	13,074
Income tax payable	(5,004)	2,785	1,252
Other liabilities	(36,676)	19,931	(13,424)
Net cash provided by (used in) operating activities	(3,947)	26,380	(4,721)
Cash flows from investing activities:
Purchases of short-term investments	(124,822)	(93,293)	—
Sales and maturities of short-term investments	160,000	40,000	—
Acquisition of property and equipment	(1,424)	(3,093)	(2,285)
Business acquisitions, net of cash acquired	—	(73,620)	(27,581)
Proceeds from sale of property and equipment	25	52	15
Release of restricted cash escrow from business combinations	(22,800)	(1,125)	—
Other investing activities, net	—	(938)	(7,390)
Net cash provided by (used in) investing activities	10,979	(132,017)	(37,241)
Cash flows from financing activities:
Taxes paid related to net share settlement of stockholders' equity awards	(6,364)	(7,143)	(415)
Repurchases of common stock	(39,544)	(8,089)	(86,164)
Proceeds from issuance of common stock	3,311	520	3,152
Acquisition-related contingent consideration payment	—	—	(5,115)
Net cash provided by (used in) financing activities	(42,597)	(14,712)	(88,542)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,476	(163)	857

Net change in cash, cash equivalents and restricted cash	(34,089)	(120,512)	(129,647)
Cash, cash equivalents and restricted cash, beginning of period	405,677	526,189	861,716
Cash, cash equivalents and restricted cash, end of period	$371,588	$405,677	$732,069

(1)	Prior period amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Reconciliation of Revenue to Bookings: Total
Revenue	$208,232	$233,280	$194,284
Change in deferred revenue	11,240	(9,494)	13,074
Bookings: Total	$219,472	$223,786	$207,358

Reconciliation of Revenue to Bookings: Mobile
Revenue	$182,601	$203,625	$161,613
Change in deferred revenue	10,822	(6,584)	14,508
Bookings: Mobile	$193,423	$197,041	$176,121

Reconciliation of Revenue to Bookings: Advertising
Revenue	$44,826	$58,991	$40,054
Change in deferred revenue	296	860	1,053
Bookings: Advertising	$45,122	$59,851	$41,107

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$5,609	$12,929	$(9,474)
Provision for income taxes	3,859	211	2,867
Other income, net	(3,401)	(2,319)	(1,436)
Interest income	(1,810)	(1,761)	(937)
Restructuring expense (benefit), net	471	1,612	(845)
Depreciation and amortization	7,731	6,405	8,881
Acquisition-related transaction expenses	—	2,390	187
Contingent consideration fair value adjustment	—	—	(94)
Loss on legal settlements	—	11,867	—
Stock-based compensation expense	14,113	15,169	17,526
Adjusted EBITDA	$26,572	$46,503	$16,675

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$134,933	$160,205	$138,387
Restructuring (expense) benefit, net	(444)	(1,612)	845
Amortization of intangible assets from acquisition	(534)	(547)	(1,053)
Acquisition-related transaction expenses	—	(2,390)	(187)
Contingent consideration fair value adjustment	—	—	94
Loss on legal settlements	—	(11,867)	—
Stock-based compensation expense	(13,682)	(14,756)	(16,907)
Non-GAAP operating expense	$120,273	$129,033	$121,179

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow(1)
Net cash provided by (used in) operating activities	(3,947)	26,380	(4,721)
Acquisition of property and equipment	(1,424)	(3,093)	(2,285)
Free cash flow	$(5,371)	$23,287	$(7,006)

(1)	Prior period cash flow amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2018 GUIDANCE

(In thousands, except per share data, unaudited)

Second Quarter 2018
Reconciliation of Revenue to Bookings
Revenue	$208,000
Change in deferred revenue	10,000
Bookings	$218,000

Reconciliation of Net Income to Adjusted EBITDA
Net income	$1,000
Provision for income taxes	5,000
Other income, net	(3,000)
Interest income	(2,000)
Depreciation and amortization	8,000
Stock-based compensation expense	18,000
Adjusted EBITDA	$27,000

GAAP diluted shares	900,000
Diluted net income per share	$0.00

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